Exhibit 99.2

SOHU.COM

SECOND QUARTER 2004 EARNINGS REPORT

CONFERENCE CALL

Conference Call Script

Date: July 29, 2004 Hong Kong Time Zone Time: 9:00 AM Hong Kong Time

Date: July 28, 2004 Eastern Time Zone Time: 9:00 PM Eastern Time

For the Live conference call:

Hong Kong Toll Number: +852-2258-4002

China (North) Toll Free Number: 10800-852-0823

China (South) Toll Free Number: 10800-152-0823

U.S.A Toll Number: +1-210-234-0000

Passcode: 5294474

Conference Leader: Caroline Straathof

Operator: Turns over call to Caroline

Caroline Straathof, conference leader

Thank you for joining Sohu.com to discuss the financial results for the Second Quarter 2004. Online today are Charles Zhang, Chairman of the Board and CEO, Victor Koo, President and Chief Operating Officer and Carol Yu, Chief Financial Officer. Before the management presentations I would like to read you the Safe Harbor Statement in connection with today’s conference call.

Except for the historical information contained herein, the matters discussed in this conference call are forward looking statements.

These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.

Potential risks and uncertainties include, but are not limited to, Sohu’s historical and possible future losses, limited operating history, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, and the company’s reliance on online advertising sales, mobile phone related wireless revenue and e-commerce for its revenues. Further information regarding these and other risks is included in Sohu’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission

Thank you for your patience. Now, let me turn the call to Charles Zhang, Chairman of the board and CEO,

Charles?

Charles Zhang

Thank you all for being on our earnings call today.

We are pleased to report another positive quarter of top-line growth. Advertising and Search performed strongly thanks to our leading market position in online media. In our 2.5G wireless services and games we are on track to reach higher ground in the second half of 2004 and beyond.

We are now at a point where our business fundamentals and management team are stronger than ever. We believe SOHU will become the most successful Internet company in China, giving investors a great opportunity to gain shareholder value from the China internet market opportunity. Let me try to explain to you why I say this.

1.	First of all, SOHU is the Number One Portal with the Number One Reach and close to becoming the Number One in Advertising.

I want to emphasize today once more that our strength in online advertising is a core competitive advantage for Sohu because of the high barrier to entry and our consolidated market position.

I am pleased to report that for each of the first six months of 2004, SOHU properties ranked Number One in the traffic rankings compiled by iResearch based on Alexa website rankings.

We feel this is a strong third-party endorsement of all the work that SOHU management and employees have done to become the leading internet portal in China. Let me remind you that in the past 4 years SOHU has been steadily gaining market share against our main competitor. When we became a public company in 2000, our main competitor had four times the advertising revenue of SOHU. It has been a continuous fight over ad contracts, content deals and business partnerships. The gap is clearly closing. This is an important fact for our Company, our users, our advertising clients and our shareholders.

I noticed many investors want to see SOHU as a number one player in one area. Let me emphasize therefore that we are the most visited web portal in a market that now counts 87 million Internet users and is still at an early stage. While we are still the Number Two in Advertising revenues, we believe we are close to becoming the number One. Just like investors have a preference for the Number One players, Chinese consumer companies also like to do business with the Number One player. We believe we will be the top online advertising platform in China soon, now that SOHU is firmly in place as the most visited portal for the past six months.

I noticed too, that investors increasingly wonder how to value our company. Our strength in online advertising revenues is very difficult to replicate. Our hard-earned success in online advertising is based on 7 years of investing in our brand, content, userbase, strategic website acquisitions and continuous product development. We have built a very high barrier to entry with these Company fundamentals that underlie our online advertising revenues.

2.	The second reason why we are stronger than ever is: SOHU’s Search Vision

We would like investors to judge companies for their vision to build to last. SOHU has built for the past 7 years on what it started out with: Sponsored Search. Just as in the United States, sponsored search is a huge opportunity in China but still at a much earlier stage of development. As the founder of SOHU, I had the vision that this business would develop one day. That is why over the past 7 years SOHU has continuously maintained and expanded its in-house search technology to make a Search product that is attuned to the information needs and cultural habits of Chinese users. And that is why in the past 2 years we have invested heavily in the building of a proprietary search engine and it is ready to launch in a few days. We were also the company that made a viable business model for Search by finding a payment solution through a national agent network.

We did not wait for the market for paid search to develop first. We were ahead of the market and that is beginning to pay off. While our peers are scrambling to develop similar products but are a long way behind, or still critically depend on external search engines, we are already building meaningful revenues from the far-sighted investment that we made long before.

Sponsored Search contributed 18% to our advertising revenues, and has consistently been growing at double-digit rates quarter-on-quarter since early 2003. This is a very exciting business and SOHU is in a very strong position with first mover advantage.

3.	The third reason behind our strong fundamentals is that we Invest in New Growth Opportunities

SOHU management also wants to be judged at how it takes up market opportunities in new growth areas. Let me explain how SOHU has moved into the games business. We tested the water first without making a big investment, licensing an inexpensive game from Korea in 2003. Meanwhile we built up our games department, with all its specific requirements regarding technical and marketing expertise and call center services. Next we co-developed a Chinese martial arts game with a Beijing studio. We launched that game in open beta earlier this month and it is off to a promising start. The game is scheduled for commercial launch in the fourth quarter.

As you may be aware, the games industry can be very profitable the more you take game development capacity in-house and that is exactly what SOHU is doing. We are investing in long-term growth of the Company. Our new game is off to a promising start, and it is too early to say what it can eventually contribute to SOHU’s bottom-line. But let me remind you that SOHU has just spent $17 million dollars buying back stock in Q2. I personally bought 400,000 shares. We are certainly betting our own money on the potential upside of our game business.

4.	And the fourth and final reason for SOHU’s strength is how we deal with Challenge and Opportunity

I am aware investors are concerned about the transition and lack of visibility in China’s wireless business. I recognize that there is uncertainty as we move away from short messaging to the new 2.5 generation applications. But I believe SOHU deserves credit for the way management is dealing with such challenges and new opportunities.

Firstly, we fully support China Mobile’s moves to clear out any unacceptable billing practices that have caused customer complaints. Rather than trying to hang on to old customers that may not use our products anymore as long as possible, SOHU management has made the conscious choice to deal with the matter upfront. We were the first company to openly do so starting from the middle of last year. We execute away from the maturing SMS market by cutting the dead wood without delay. We also refrain from building short-term wireless business that brings new risks to sustainable growth.

And secondly, we want to be judged by investors in how we execute into the new growth opportunities. In the second quarter, we acquired a small company, founded by a Korean entrepreneur who is an early pioneer in the WAP business, for less than 3 times projected 2004 revenues. In the past 3 quarters they grew their revenues from almost nothing to 1.6 million dollars per quarter. We are confident that we have made a very smart acquisition in the wireless business to take SOHU to the next stage and ensure we continue to be a significant player in China’s wireless development.

In conclusion, I believe SOHU is on the right track for these 4 reasons,

•	SOHU is the Number One Portal with the Number One Reach and close to becoming the Number One in Advertising.

•	SOHU is the company with the Search Vision

•	SOHU is investing in Online Games to bring Upside to Growth

•	SOHU is executing the right strategy to bring new growth in Wireless with a strategic acquisition.

We are, as always, very confident in the future of SOHU, with its solid track record of 16 quarters of sequential quarterly revenue growth. We have done quite a few rounds around the track but there are many more to go. The Board of Directors, Management and I personally are firm believers that we will be the final winner of the China Internet race. And as proof that we practice what we preach, we have bought back SOHU shares at current valuations.

In short, we present to investors the best opportunity to gain shareholder value from the China internet market opportunity.

Thank you for your attention. Now Victor will take you through SOHU’s business operations.

Victor?

Victor Koo

Thank you Charles. Thank you all for being with us today. Our revenues of 27.3 million in the second quarter represented 41% growth year-on-year and 5% growth over the previous quarter. Advertising sales performed strongly, while we experience short –term transition in the wireless business line within our non-advertising sales.

Now I will discuss how each of our main business lines performed in the Second Quarter.

On the corporate side of the business:

•	2004 is shaping up to be the strongest year ever for our advertising revenues. During the second quarter we grew our advertising revenues ahead of our expectations. Let me first talk about Brand Advertising:

•	We outperformed on our own expectations in advertising during the second quarter.

•	Advertising revenue gross margins of 75% were unchanged from the same period last year. That shows how the smooth integration of the two vertical online game and real estate websites acquired in late 2003 allows us to continue to reap the scalability benefits from online advertising.

•	In another positive development, I am pleased to report that inventory reliance on our home page has again in the second quarter decreased, an important trend for sustainable growth in our advertising business. We continue to see growth in other channel placement, such as news, auto, real estate and games that take inventory pressure off our homepage. Our dedicated channels for key sports events this year are also attractive marketing platforms for our corporate clients.

•	Now let me briefly discuss our Sponsored Search, the second component of our corporate services targeted specifically at small and medium sized enterprises

•	As Charles already explained, Sohu is a leading early mover with a strong proprietary product. As of the end of Q2 we had 71,000 retail clients, up from 64,000 retail clients in the previous quarter, which we believe is the largest client base for sponsored search in China.

•	Early August, next week to be precise, we will launch our proprietary web-page search. With the addition of webpage search, our proprietary Search Offerings are complete. We believe this is one of Sohu’s strongest assets and a driver for future growth.

Let me now turn to the consumer side of the business:

We divide our consumer lines in 3 components, wireless, online games and e-commerce. Our wireless business is experiencing a short-term transition, while our online games strategy is executing on schedule and we had a strong quarter of e-commerce revenues. Let me explain each in more detail:

•	Wireless

We are going though a temporary transition in our wireless business line.

As we anticipated, the transition in wireless business away from short messaging services is partly cushioned by the promising growth in our 2.5-generation wireless services, which includes a modest contribution from the newly acquired wireless services company Goodfeel.

We are moving aggressively in MMS and other 2.5G applications, especially WAP, through acquisition, product development and localized sales and marketing. We acquired Goodfeel, a leading Chinese services provider for Wireless Applications Protocol in May. Since then Goodfeel and SOHU’s wireless team have smoothly integrated to expand and cross-promote MMS and WAP product offerings.

In the Second Quarter, the contribution from 2.5 generation wireless services, namely MMS and WAP, accounted for 20% of total wireless revenues.

All in all, we believe that the wireless decline will bottom out in the third quarter and currently we expect to turn the corner to net sequential wireless growth in the fourth quarter. This is based on the evidence that our 2.5 generation wireless services, which include the contributions from Goodfeel, are fast becoming a new engine of growth. We believe that SOHU is going to be a significant player in both MMS and WAP.

•	Online Game

We have made important progress in online games during the second quarter of 2004 with the open-beta launch of Blade Online, a multi-player adaptation of the popular Chinese PC based game, which was produced in China.

We believe it is an exciting new product with sophisticated martial arts fighting techniques, the first of its kind in the Chinese online games market. Our target is to reach 50,000 users by September. That would give us a strong user base at the point where we prepare to start charging, which will always turn some users away. We plan to launch the game commercially in the fourth quarter.

•	Ecommerce

In the second quarter our e-commerce sales reached $1.4 million, the highest quarterly sales in our 3-year old e-commerce operations. We now have over 100 suppliers, among them Proctor and Gamble, Zippo, Swatch, Disney, POLO, Adidas and Gillette. This is an encouraging sign and we strongly believe in the long-term opportunity for e-commerce in China. At this early stage we are willing to sacrifice some gross margins for revenues to make our mark in this promising but still nascent online sector.

Finally, let me briefly list the progress we made on the product and marketing side during the second quarter.

We have set up dedicated content channels to take full advantage of high profile sports events due to take place in the Third Quarter: the Asian Cup that is currently under way, the 2004 Athens Olympic Games, the first-ever China Open in Beijing and Formula One race in Shanghai.

•	The Asia Football Confederation gave SOHU the exclusive rights as Asian Cup 2004 Official Internet partner and Online Store Partner for Asian Cup merchandise

•	Sohu entered into a 5-year sponsorship agreement for the first-ever China Open tennis championship to debut in Beijing in September. Under this agreement we have become one of the main tournament sponsors as the Official Media Partner, Wireless Content Provider and Official Website of China Open.

•	We have linked up with a small network of leading Chinese city newspapers to send a media team to Athens so we can offer our users news directly from the front lines as it enfolds. Our Olympic games content channel is sponsored by Lenovo, the Chinese PC market leader that was the first Chinese company to win 2008 Olympic Sponsorship rights.

•	We have set up a car racing content channel in exclusive cooperation with ESPN and Star Sports for the Formula One races, which will take place in Shanghai for the first time this September.

We are excited about these special content and sponsoring deals we have formed because

1.	First, they offer SOHU users special or exclusive content that is difficult for our competitors to replicate.

2.	And secondly, we offer our advertising clients well-targeted & high traffic advertising platforms on which to promote their brand before and during these key sports events.

In conclusion

Our balanced and diversified revenue streams prove once more to be a solid basis underpinning our company’s business model as we go through a short-term transition in one of our business lines. Our progress in 2.5-generation wireless services and our latest initiative in games show that even within our consumer business, we are a well-diversified company that is committed to building a long-term sustainable business model from the outstanding opportunity the Internet in China offers us.

Now it is Carol Yu’s turn, our Chief Financial Officer, to discuss some of the financial aspects of the second quarter.

Carol Yu

Thank you Victor, and it is my pleasure to update you on our progress in the second quarter.

I. Revenues

Our revenues of 27.3 million in the second quarter represented 41% growth year-on-year and 5% growth over the previous quarter, exceeding Company guidance.

Turning first to advertising sales:

1. Advertising revenues grew 97% year-on-year and 21% quarter-on-quarter to US$ 13.4 million in Q2, also exceeding Company guidance.

2. Sponsored Search revenue of $2.4 mil continues to show steady growth of 91% year-over-year and 20% over Q1 2004.

Regarding non-advertising sales:

Non-advertising revenue of $13.9 mil came within top end of our guidance, growing 10% year-on-year and down by 7% over $14.9 million in the first quarter. We were able to make guidance at the top end thanks to a US$ 500K contribution from Goodfeel, the WAP service provider that we acquired. Since the acquisition was closed on June 1, we were able to include one month of Goodfeel’s revenues into our P&L. Excluding Goodfeel our wireless revenues were sequentially down by 11.8% from US$12,245K in Q1 to US$ 10,804K in Q2.

As we have explained already, the key reason is the churn rate for some of our older products as users transition to the new generation products and the mobile operators enforce stricter billing policies. On the positive side, there is promising sales growth on the MMS and WAP wireless platforms, but it was not sufficient to bring net revenue growth yet. Overall we believe we are dealing with a short-term challenge.

As Charles has emphasized, SOHU is dealing with the transition in wireless in an upfront manner, executing away from the SMS business without delay while executing into the new growth opportunities in wireless. Hence, we expect to compress the transition into an even shorter period of time than we earlier anticipated. We take this forthright approach so that we can re-ignite growth in our wireless business. Our SMS revenue has dropped by 20% in Q2 and we have assumed in our guidance that the decline will even be deeper in Q3.

We cannot say precisely when the exact inflection point will be reached where growth in 2.5 generation services more than compensating for the decline in SMS. But by making the transition time shorter rather than longer, we can move away early into the new growth stage.

II. Let me now turn back to the Q2 results and discuss Gross margins

Overall Gross Margins of 66% was 2 basis points down from the same period last year, and slightly down from the 67% gross margin recorded in Q1 2004.

A. Our Advertising Gross Margin in Q2 at 75% was unchanged from the previous quarter.

B. Our non-Advertising Gross Margins in Q2 was at 58%, 3 basis points below the 61% recorded in the first quarter.

C. Operating profit margins in the second quarter were 35%, down from 41%.

•	We believe these are still very healthy gross margins by any industry standard.

•	We are investing back in the consumer business with higher cost of content, marketing and promotions to grow market share. We see tremendous market opportunity, and therefore we will continue to invest in all strategically important businesses, especially where our market position needs to be strengthened.

III. Operating expenses

A. Total spending which comprised of operating expenses plus the Cost of Revenue for Advertising amounted to $11.8 million in Q2, an increase of $2.3 million from the first quarter of 2004. That is mainly attributable to promotion costs for our new online game, business expansion as we invest back into the business for long-term growth as well as costs associated with the acquisition of Goodfeel.

B. Our headcount is 1,243 as compared to 1,114 in Q1, and includes 38 employees from Goodfeel.

IV. Net income

A. Our USGAAP net income of $9.9 million or 0.25 cents per fully diluted share in Q2 came in at top end of our guidance of 23 to 25 cents per fully share.

V. Balance Sheet.

Let me now make a few comments on the Balance Sheet.

Our DSO at the end of Q2 was 63 days as compared to 60 days at the end of the first quarter of 2004 (as compared to 45 Days at year-end 2003 and 49 days in the 3rd quarter). Our June 30, 2004 accounts receivable balance was $19.4 million, including $10.4 million related to our advertising business and $ 8.3 million for wireless revenues. While we don’t consider this level of receivables a reason for concern, we will strengthen our efforts to collect receivables from our advertising clients so that we can maintain our current low bad debt provision. As in the past, we had regular collections from our mobile operators. I would like you to note that we have never had a bad debt from a mobile operator.

VI. Looking forward to Q3

You will find detailed guidance for the third quarter in our earnings release. Let me emphasize that I am very confident in the future of SOHU. As Charles already said, SOHU is on the right track to become the final winner of the China Internet race and build shareholder value from the China Internet market opportunity. And what better evidence of our confidence in SOHU can we give you than the fact that both the Company and Charles personally have bought SOHU shares in the past quarter?

Thank you for your attention and now I would like to open the floor for questions.

Operator?